Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636 Fax 570-286-3692

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	May 3, 2012
E-Mail: Dcurtin@weismarkets.com	Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 1st QUARTER RESULTS

(Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today reported its first quarter net income increased 7.7% to $20.0 million compared to the same period in 2011 while its earnings per share increased $.05 to $.74 per share.

The Company attributed its net income and operating income increases to improved store level efficiencies, increased productivity, disciplined promotions and marketing and a decrease in depreciation expenses resulting when it changed depreciation methods from accelerated to straight-line.

During the thirteen week period ending March 31, 2012 the Company's sales increased 0.3% to $661.6 million while its comparable store sales increased 0.9% compared to the same period a year ago.

"Our company continues to generate strong earnings increases, as we have over the past three years," said Weis Markets' President and CEO David J. Hepfinger. "While our market share remains stable, our first quarter sales were clearly impacted by our customers' continuing caution due to the slow pace of the economy's recovery and to an unusually mild winter."

About Weis Markets
In the first quarter, Weis Markets operated 161 stores in Pennsylvania, Maryland, New York, New Jersey and West Virginia. For more information on Weis Markets, please visit www.weismarkets.com or go to www.facebook.com/WeisSuperMarket and like our page.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

First Quarter - 2012

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 31, 2012	March 26, 2011	(Decrease)
Net Sales	$661,610,000	$659,455,000	0.3%

Income Before Taxes	$31,487,000	$29,344,000	7.3%
Provision for Income Taxes	11,461,000	10,743,000	6.7%
Net Income	$20,026,000	$18,601,000	7.7%
Weighted Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.74	$0.69	$0.05